UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2019 (September 30, 2019)

Allegheny Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Six PPG Place, Pittsburgh, Pennsylvania	15222-5479
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 394-2800

N/A

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	ATI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2019, Allegheny Technologies Incorporated (the “Company”) and certain wholly-owned domestic subsidiaries of the Company entered into that certain First Amended and Restated Revolving Credit, Term Loan, Delayed-Draw Term Loan and Security Agreement by and among the subsidiary borrowers party thereto (collectively, the “Borrowers”), the Company and other subsidiary guarantors party thereto (collectively, the “Guarantors” and together with the Borrowers, the “Loan Parties”), the lenders party thereto (the “Lenders”), PNC Bank, National Association, as Agent (the “Agent”), Bank of America N.A., Citibank, N.A., J. P. Morgan Chase Bank, N.A. and MUFG Union Bank, N.A., as Co-Syndication Agents, Wells Fargo Bank, National Association, as Managing Agent, and PNC Capital Markets LLC, as Sole Lead Arranger and Sole Bookrunner (the “Credit Agreement”). The Credit Agreement amends and restates the Revolving Credit and Security Agreement, dated as of September 23, 2015, by and among the Loan Parties, the Agent and the lenders party thereto, as amended.

The Credit Agreement extends through September 30, 2024 and includes (a) a $100 million term loan (the “Term Loan”), and (b) a $500 million revolving credit facility (the “Revolving Credit Facility”), which includes a letter of credit sub-facility of up to $200 million and a swing loan facility of up to $50 million at any one time outstanding, and pursuant to which the Borrowers may borrow, repay and re-borrow amounts not to exceed the then-available maximum advance amount available under the Revolving Credit Facility, as long as no default or event of default has occurred and is continuing. Additionally, the Credit Agreement provides the Borrowers with (a) the ability, through June 30, 2020 and as long as no default or event of default has occurred and is continuing, to borrow an additional term loan in up to two draws in an aggregate amount of up to an additional $100 million (the “Delayed-Draw Term Loan”), and (b) the right to request an increase of up to $200 million in the maximum amount available under the Revolving Credit Facility, provided that any such increase is in the sole discretion of the Lenders.

The obligations of the Loan Parties under the Credit Agreement are secured by each Loan Party’s respective (i) accounts receivable and inventory and (ii) solely to the extent related to such accounts receivable and inventory, proceeds, supporting obligations, chattel paper, documents, electronic chattel paper, general intangibles, instruments, deposit accounts, commercial tort claims, and letter-of-credit rights. Furthermore, the obligations of the Borrowers under the Credit Agreement have been guaranteed by the Guarantors. Availability under the Revolving Credit Facility is based upon the amount of eligible inventory and eligible accounts receivables applied against certain advance rates. The applicable interest rate for borrowings under the Revolving Credit Facility includes interest rate spreads based on available borrowing capacity that range between 1.25% and 1.75% for LIBOR-based borrowings and 0.25% and 0.75% for base rate borrowings.

The Credit Agreement contains a financial covenant whereby, at any time an event of default has occurred and is continuing or undrawn availability under the Revolving Credit Facility is less than the greater of (i) 12.5% of the then applicable maximum borrowing amount or (ii) $62.5 million, the Loan Parties must maintain a fixed charge coverage ratio of not less than 1.00:1.00, as calculated in accordance with the terms of the Credit Agreement. Additionally, the Borrowers must demonstrate minimum liquidity specified by the Credit Agreement during the 90-day period immediately preceding the stated maturity date of its 5.90% Notes due 2021, 4.75% Convertible Notes due 2022 and 5.875% Notes due 2023.

The Credit Agreement also contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Loan Parties with respect to indebtedness, liens, investments, mergers and acquisitions, dispositions of assets and transactions with affiliates. The Credit Agreement provides for customary events of default, including a failure to pay principal, interest or fees when due, failure to comply with covenants, the fact that any representation or warranty made by any of the Loan Parties is materially incorrect, the occurrence of an event of default under certain other indebtedness of Loan Parties, the commencement of certain insolvency or receivership events affecting any of the Loan Parties and the occurrence of a change in control of the Company. Upon the occurrence of an event of default, the commitments of the Lenders may be terminated, and all outstanding obligations of the Loan Parties under the Credit Agreement may be declared immediately due and payable.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ Elliot S. Davis
Elliot S. Davis
Senior Vice President, General Counsel, Chief
Compliance Officer and Secretary

Dated: October 3, 2019